UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 10, 2005

Date of Report (Date of earliest event reported)

Pinnacle Data Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio	001-16103	31-1263732
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6600 Port Road

Groveport, Ohio 43125

(Address of principal executive offices)

(614) 748-1150

(Registrant’s Telephone Number, Including Area Code)

NO CHANGE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 10, 2005, Pinnacle Data Systems, Inc. (the “Company”) approved the acceleration of vesting of certain unvested stock options with exercise prices equal to or greater than $2.30 per share previously awarded to its employees, including its executive officers, under the Company’s equity compensation plans. The acceleration of vesting will be effective for stock options outstanding as of November 17, 2005. Options to purchase approximately 1,186,000 shares of common stock or 100% of the Company’s outstanding unvested options (of which options to purchase approximately 650,000 shares or 55% of the Company’s outstanding unvested options are held by the Company’s executive officers) are subject to the acceleration. The weighted average exercise price of the options subject to the acceleration is $2.92.

The Company’s executive officers have unvested options to purchase approximately 650,000 shares. 150,000 of these options were granted to John D. Bair, CEO, with a strike price of $3.30, and 250,000 were granted to each of Christopher L. Winslow, President and COO, and Michael R. Sayre, CFO, with a strike price of $3.00. The Company believes that because of the low trading volume of its stock, these options currently have limited economic value and will not fully achieve their original objective of incentive compensation until such time as the Company’s growth and earnings performance significantly increase both the trading volume of the stock and its market value. This could take several years.

The decision to accelerate the vesting of these options, which the Company believes to be in the best interest of its stockholders, was made primarily to reduce non-cash compensation expense that would have been recorded in future periods following the Company’s adoption of Financial Accounting Standards Board (FASB) Statement No. 123 (R), “Share Based Payment (revised 2004)” (FAS 123R) in January 2006. The Company expects to reduce its non-cash compensation expense related to these options using the Black-Scholes option pricing model by approximately $890,000 pre-tax over the course of the original vesting periods, which on average is approximately 1 year from the effective date of the acceleration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE DATA SYSTEMS, INC.
(Registrant)

/s/ Michael R. Sayre
Michael R. Sayre, Executive Vice President and Chief Financial Officer

Dated: November 14, 2005